                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


ACCOUNTING VALUE RIDER

This rider is made part of the policy to which it is attached if "Accounting Value Rider" is shown in the Policy Specifications.

ACCOUNTING VALUE BENEFIT. If the policy is fully surrendered at any time during the Accounting Value Surrender Period, as defined in the attached Table of Alternate Surrender Charges, the Surrender Value payable will be the then current Net Accumulation Value less any accrued loan interest not yet charged, and less any surrender charges as determined under the Table of Alternate Surrender Charges in lieu of the surrender charges shown under SCHEDULE 1 of the policy.

This rider does not impact the fees for partial surrenders. The amount available under the policy for partial surrenders and loans will not be increased due to the Table of Alternate Surrender Charges.

CONDITIONS. Subject to the terms and conditions of this rider and the policy, the Company agrees to pay the Accounting Value Benefit if all the following conditions are met:

     (a) written notice is received at our Administrator Mailing Address prior to the death of the Insured;

     (b) the policy is surrendered during the Accounting Value Surrender Period; and

     (c) this rider has not terminated as set forth in the Termination provision below

TERMINATION. This rider and all rights provided under it will terminate automatically and cannot be reinstated upon whichever of the following occurs first:

     (a)  the end of the Accounting Value Surrender Period;
     (b)  the policy lapses;
     (c)  the Accounting Value Benefit has been paid;
     (d)  the policy is exchanged under the Change of Plan provision;
     (e)  the absolute assignment of the policy or change of ownership;
     (f)  the death of the Insured;
     (g)  the Company receives a written request to discontinue this rider; or
     (h)  an increase in Specified Amount under the policy


POLICY PROVISIONS. Except as provided above, this rider is subject to all the terms of the policy.

EFFECTIVE DATE. The effective date of this rider is the Date of Issue of the policy.

                                    THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                                             /s/ Jon A. Boria
                                                 PRESIDENT
LR500

                      TABLE OF ALTERNATE SURRENDER CHARGES


The charge assessed upon full surrender of the policy during the Accounting Value Surrender Period. Accounting Value Surrender Period: [Policy Years 1 through 5]


                 POLICY YEAR             SURRENDER CHARGE AS OF BEGINNING OF
                 -----------                         POLICY YEAR
                                                     -----------
                      1                                   $125.78
                      2                                    364.64
                      3                                    820.09
                      4                                  1,463.74
                      5                                  2,157.30
                      6                                  2,059.00
                      7                                  1,957.00
                      8                                  1,851.00
                      9                                  1,740.90
                     10                                  1,626.60
                     11                                  1,507.60
                     12                                  1,107.10
                     13                                    753.10
                     14                                    448.40
                     15                                    196.20
                     16 and thereafter                       0.00

LR500